Exhibit 99.1

Contact:	Randall J. Larson, President/CFO Frederick W. Boutin, Senior Vice President/Treasurer 303-626-8200

TransMontaigne Partners L.P. Announces Pricing of Common Unit Offering

Thursday, May 17, 2007	For Immediate Release

DENVER, Co. – (BUSINESS WIRE) –TransMontaigne Partners L.P. (NYSE: TLP) announced today that it has priced an offering to sell 4.8 million common units representing limited partner interests to Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc. and Stifel, Nicolaus & Company, Incorporated at a public offering price of $36.80 per common unit, the closing price of the units on May 17, 2007, less underwriting discounts and commissions.  This offering represents an increase of 500,000 common units from the original preliminary prospectus. The Partnership has granted the underwriters a 30-day option to purchase up to 720,000 additional common units to cover over-allotments, a proportional increase of 75,000 units.

The Partnership expects to use the net proceeds of approximately $167.4  million (after deducting underwriting discounts and commissions and estimated expenses, but excluding the over-allotment option) to reduce the indebtedness outstanding under the Partnership’s senior secured credit facility, as well as for general business purposes, future acquisitions, capital expenditures and working capital. The settlement of this sale is expected to occur on May 23, 2007, subject to customary closing conditions.

A shelf registration statement relating to the securities being offered was previously filed with the Securities and Exchange Commission and declared effective on May 10, 2007.  The offering of these securities will be made only by means of a prospectus supplement and accompanying base prospectus.  When available, copies of the prospectus supplement and related base prospectus can be obtained from any of the underwriters, including:  Morgan Stanley & Co. Incorporated, Attention:  Prospectus Department, 180 Varick Street, New York, NY 10014, or by email:  prospectus@morganstanley.com; or UBS Securities LLC, Attention:  Prospectus Department, 299 Park Avenue, New York, New 10171, or by telephone at (212) 821-3000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado, with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Midwest.  We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.